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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Banque Nationale de Paris
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     16, Boulevard des Italiens
--------------------------------------------------------------------------------
                                    (Street)

     75009, Paris, France
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     BancWest Corporation (BWE)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     94-1677765
________________________________________________________________________________
4.   Statement for Month/Year

     July, 1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

-------------------------
Explanation of responses:

                                                                          (Over)
                                                                  (Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        0.00     7/26/99  P          4,300       (1)      (1)      Class A    4,300  USD 40.9375  286,000   (D)
                                                                               Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        0.00     7/26/99  P          5,300       (1)      (1)      Class A    5,300  USD 40.875   286,000   (D)
                                                                               Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        0.00     7/27/99  P         13,100       (1)      (1)      Class A   13,100  USD 41.6875  286,000   (D)
                                                                               Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        0.00     7/27/99  P          5,000       (1)      (1)      Class A    5,000  USD 41.5625  286,000   (D)
                                                                               Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        0.00     7/27/99  P         17,400       (1)      (1)      Class A   17,400  USD 41.5     286,000   (D)
                                                                               Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        0.00     7/27/99  P          2,000       (1)      (1)      Class A    2,000  USD 41.375   286,000   (D)
                                                                               Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        0.00     7/27/99  P          1,000       (1)      (1)      Class A    1,000  USD 41.25    286,000   (D)
                                                                               Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        0.00     7/27/99  P            300       (1)      (1)      Class A      300  USD 41.125   286,000   (D)
                                                                               Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        0.00     7/28/99  P         30,000       (1)      (1)      Class A   30,000  USD 41.75    286,000   (D)
                                                                               Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        0.00     7/29/99  P          4,800       (1)      (1)      Class A    4,800  USD 41.8125  286,000   (D)
                                                                               Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        0.00     7/29/99  P          9,800       (1)      (1)      Class A    9,800  USD 41.75    286,000   (D)
                                                                               Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        0.00     7/29/99  P         15,400       (1)      (1)      Class A   15,400  USD 41.6875  286,000   (D)
                                                                               Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        0.00     7/30/99  P         16,600       (1)      (1)      Class A   16,600  USD 41.75    286,000   (D)
                                                                               Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        0.00     7/30/99  P          3,500       (1)      (1)      Class A    3,500  USD 41.6875  286,000   (D)
                                                                               Common
                                                                               Stock
====================================================================================================================================

-------------------------
Explanation of responses: (1) The shares of Common Stock are convertible, at the option of Banque Nationale de Paris, into an equivalent number of shares of Class A Common Stock in accordance with the terms described in the Amended and Restated Certificate of Incorporation of the Issuer, and in the Standstill and Governance Agreement by and between Banque Nationale de Paris and First Hawaiian, Inc., dated as of November 1, 1998.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Signature of Reporting Person

/s/ Jacques Ardant
-----------------------------------
Jacques Ardant
Directeur de Succursale Attache
Date: August 6, 1999

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